Filed pursuant to Rule 424(b)(3)
Registration number 333-121675

JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT DATED MARCH 11, 2005
(TO JOINT PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 11, 2005)

[CORNERSTONE LETTERHEAD]

OUR SPECIAL MEETING IS RAPIDLY APPROACHING AND
YOUR VOTE HAS NOT BEEN RECEIVED!

March 11, 2005

Dear Shareholder:

     Our records indicate that you have not yet voted your shares for our 2005 special meeting of shareholders, which is only weeks away. Whether or not you plan to attend the meeting, we urge you to cast your vote using the enclosed proxy today.

     At the special meeting, you are being asked to approve an agreement and plan of merger with Colonial Properties Trust. The Cornerstone Board has unanimously approved the merger and recommends that Cornerstone shareholders vote FOR the merger proposal.

YOUR VOTE IS IMPORTANT!

     Because approval of the merger agreement requires the affirmative vote of the holders of more than two-thirds of the outstanding Cornerstone common shares, your vote is crucial, no matter how few or how many shares you may own. Your failure to vote will have the same result as a vote against the merger, so we urge all shareholders, even former shareholders who have may have sold their investment, to take a moment now to vote their proxy in favor of the merger proposal.

     We are encouraged by the overwhelming support we have received from our shareholders thus far, however, since we need approval by the holders of more than two-thirds of the outstanding common shares to approve the merger proposal, it is imperative that all shareholders exercise their right to vote using the enclosed proxy card.

     With so little time remaining until the meeting, we hope you will take a moment now to vote and help save your Company the expense of additional mailings and phone calls.

PLEASE VOTE TODAY!

     For your convenience, we have also made arrangements to allow you to vote via telephone or internet by following the instructions listed on your proxy card. We hope that we can count on your support for the proposed merger. If you have any questions, or need assistance in voting your shares, we encourage you to call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you in advance for your support.

Sincerely,

/s/ Glade M. Knight
Glade M. Knight
Chief Executive Officer and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus supplement. Any representation to the contrary is a criminal offense.

This document is first being mailed on or about March 11, 2005.

Additional Information about the Merger and Where to Find It

On October 25, 2004, an Agreement and Plan of Merger was entered into among Colonial Properties Trust (“Colonial Properties”), CLNL Acquisition Sub LLC and Cornerstone Realty Income Trust, Inc. (the “Company”) under which the Company will merge with and into CLNL Acquisition Sub LLC (the “Merger”).

The Company and Colonial Properties filed definitive materials with the Securities and Exchange Commission on February 15, 2005, including a joint proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND COLONIAL PROPERTIES ARE URGED TO READ THE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, COLONIAL PROPERTIES AND THE MERGER. The definitive joint proxy statement/prospectus filed on February 15, 2005 and other relevant materials (when they become available), and any other documents filed by the Company and Colonial Properties with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Colonial Properties by directing a written request to Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, Attention: Investor Relations, and free copies of the documents filed with the SEC by the Company by directing a written request to Cornerstone Realty Income Trust, Inc., 306 East Main Street, Richmond, Virginia 23219, Attention: Investor Relations. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

The Company, Colonial Properties and their respective executive officers, trustees and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company and Colonial Properties in connection with the Merger. Information about the executive officers and directors of the Company and their ownership of Company common shares is set forth in the proxy statement forth in the Company’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2004. Information about the executive officers and trustees of Colonial Properties and their ownership of Colonial Properties common stock and limited partnership units in Colonial Realty Limited Partnership is set forth in the proxy statement for Colonial Properties’ 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 22, 2004. Investors and security holders may obtain additional information regarding the direct and indirect interests of the Company, Colonial Properties and their respective executive officers, trustees and directors in the merger by reading the proxy statement and prospectus regarding the Merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.